Delta Apparel Reports FY12 Fourth Quarter and Year-End Results
Company marks ninth consecutive year of record revenue

GREENVILLE, SC - September 5, 2012 - Delta Apparel, Inc. (NYSE MKT: DLA) today reported record revenue for the fiscal year ended June 30, 2012. This is the ninth consecutive year in which Delta's revenues have reached record levels.

Net sales for the 2012 fiscal year increased approximately 3.0 percent to $489.9 million from $475.2 million in fiscal 2011. Fiscal 2012 includes the second quarter $16.2 million inventory markdown in the Basics segment, which resulted in a net loss for the year of $2.4 million or $0.29 per diluted share. This compares with net income for fiscal 2011 of $17.3 million or $1.98 per diluted share.

Gains in net sales for the year, which occurred in both of Delta's business segments, were driven primarily by record revenues in The Game, Junkfood, FunTees and Art Gun businesses. This was somewhat offset by Delta's catalog business, which continued to feel the effects of cotton price volatility and customer destocking. While net income continued to recover in the 2012 fourth quarter, it wasn't enough to offset the affects of Delta's second quarter inventory markdown which was necessitated by unprecedented increases in cotton prices.

For the fiscal 2012 fourth quarter, net sales were $135.4 million, compared with $137.6 million in the 2011 fourth quarter. Net income for the 2012 fourth quarter was $4.8 million or $0.55 per diluted share, compared to $8.5 million or $0.97 per diluted share in the fourth quarter of 2011.

While cotton prices continued their return to more normal levels in the fourth quarter, some residual affects still remained. Increased retail prices, reflecting the high cost of cotton earlier in the year, hampered sell-through, and department store inventories have not reduced as rapidly as expected. Therefore, replenishment orders were lower than anticipated, primarily in the Company's Soffe product line.

Branded Segment Review
Branded segment sales for fiscal 2012 advanced to $235.2 million, a 6.1 percent increase over 2011 sales of $221.7 million. The Game registered another strong performance with a sales increase of 26.3 percent over the previous year. The Junkfood brand followed closely with a 25.8 percent increase, and Art Gun, while currently representing less than $4 million of revenue, grew 207 percent year-over-year. Revenues in our Soffe brand fell off 8.6 percent as a result of customer destocking, which continued through the fourth quarter.

For the 2012 fourth quarter, sales in the Branded segment were $57.9 million versus $60.6 million in the 2011 fourth quarter. The gains experienced by The Game, Junkfood and Art Gun in the 2012 fourth quarter were offset by the previously mentioned softness that continued in the Soffe line.

Basics Segment Review
Net sales for Delta's Basics Segment were $254.7 million in fiscal 2012, compared with $253.5 million in fiscal 2011. The slight increase was driven by the Company's FunTees business, which grew 19.7 percent during 2012, offset by a 7.5 percent decrease in the Delta Catalog business during the fiscal year. The improved performance of FunTees, which had a significant improvement in operating profit, was due primarily to an increase in new customers and improved manufacturing performance. Cotton price volatility and destocking, which negatively affected net sales in the Delta Catalog business, also caused significant margin erosion in this business. Despite this, 2012 fourth quarter unit shipments of Delta Tees were up 8.0 percent over the same period in 2011, although average selling prices declined 15.1 percent from the prior year fourth quarter.

For the 2012 fourth quarter, the Basics segment net sales were up slightly to $77.5 million compared with $77.1 million in the 2011 fourth quarter. The results were due to excellent gains in the FunTees business offset by lower selling prices in the catalog business.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, commented, “We are pleased Delta Apparel, Inc. was able to deliver yet another record-sales year. Unfortunately, the volatility in cotton prices and disruption this caused in wholesale and retail markets, and ultimately consumer demand, did not allow us to meet our profit objectives for the year. As these conditions return to normal, resulting in a more stable retail environment, we anticipate renewed growth and stronger margins in 2013. Various strategies have been initiated and other aggressive plans are under evaluation to better leverage our businesses and accelerate growth.

“We are encouraged with the performance our new Salt Life store that opened in March of this year. It is performing well and meeting our objectives to have an environment to show case the Salt Life brand to consumers and our retail partners. We have recently hired a sales and marketing manager for Salt Life on the West Coast, with the objective of assisting retailers with the marketing and promotion of Salt Life products, further expanding the geographical reach of the brand.

“Our belief is that cotton prices have stabilized to some degree; but at current levels we are remaining short on future cotton commitments in order to give the Company the most flexibility on future material costs.

We also anticipate additional margin improvement as we gain traction with our strategies of leveraging our creative talent and retail relationships across our operating units. We plan to spend about $7 million for capital improvements in 2013, most of which will focus on screen print modernization and expansion, branding, and point of sales displays for branded products.

Mr. Humphreys concluded, “Delta Apparel is poised for additional organic growth in both of our business segments in 2013. Our product development, merchandising and marketing initiatives, combined with our diverse customer base across many channels of distribution should be the catalyst for achieving that goal and drive us toward our tenth consecutive year of record sales.”

Fiscal 2013 Guidance
From Delta's perspective, 2013 looks like a year in which we could make further sales gains and improvement in profitability. While there are many unknowns that are outside of our sphere of control, we remain cautiously optimistic about the opportunities ahead. The Company believes that it will achieve sales in the range of $500 to $510 million for fiscal 2013, or about a 3.0 percent increase over 2012. Net income should be in a range of $1.65 to $1.80 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-296-4215. If calling from outside the United States, dial 719-325-2190. Use confirmation number 9940798. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through October 5, 2012. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 9940798.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Table Follows

SELECTED FINANCIAL DATA:
(Unaudited; In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011

Net Sales	$135,373	$137,644	$489,923	$475,236
Cost of Goods Sold	108,238	100,057	406,200	359,000
Gross Profit	27,135	37,587	83,723	116,236

Selling, General and Administrative	22,971	25,835	89,972	91,511
Change in Fair Value of Contingent Consideration	—	—	—	(1,530)
Goodwill Impairment Charge	—	—	—	612
Other (Income) Expense, Net	(48)	165	(28)	345
Operating Income (Loss)	4,212	11,587	(6,221)	25,298

Interest Expense, Net	1,230	787	4,132	2,616

Income (Loss) Before Provision (Benefit) for Income Taxes	2,982	10,800	(10,353)	22,682

(Benefit) Provision for Income Taxes	(1,831)	2,264	(7,907)	5,353

Net Income (Loss)	$4,813	$8,536	$(2,446)	$17,329

Weighted Average Shares Outstanding
Basic	8,447	8,428	8,453	8,486
Diluted	8,682	8,771	8,453	8,760

Net Income (Loss) per Common Share
Basic	$0.57	$1.01	$(0.29)	$2.04
Diluted	$0.55	$0.97	$(0.29)	$1.98

SELECTED FINANCIAL DATA:
(Unaudited; In thousands, except per share amounts)

Consolidated Balance Sheets:

	June 30, 2012	July 2, 2011
Current Assets
Cash	$467	$656
Receivables, Net	73,856	76,821
Income Tax Receivable	8,796	—
Inventories, Net	161,633	159,209
Deferred Income Taxes	4,964	2,931
Other Assets	3,770	4,059
Total Current Assets	253,486	243,676

Noncurrent Assets
Property, Plant & Equipment, Net	39,425	39,756
Goodwill and Other Intangibles, Net	23,609	24,217
Other Noncurrent Assets	3,874	4,216
Total Noncurrent Assets	66,908	68,189

Total Assets	$320,394	$311,865

Current Liabilities
Accounts Payable and Accrued Expenses	$62,928	$79,262
Income Tax Payable	—	969
Current Portion of Long-Term Debt	3,529	2,799
Total Current Liabilities	66,457	83,030

Noncurrent Liabilities
Long-Term Debt	110,949	83,974
Deferred Income Taxes	3,803	2,877
Other Noncurrent Liabilities	218	19
Total Noncurrent Liabilities	114,970	86,870

Shareholders' Equity	138,967	141,965

Total Liabilities and Shareholders' Equity	$320,394	$311,865